                                                                    Exhibit 10.2

                                  SCHEDULE 1.1

As used in the Agreement, the following terms shall have the following definitions:

               "Account" means an "account" (as that term is defined in Article 9 of the Code).

               "Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

               "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrower or its Subsidiaries.

               "Additional Documents" has the meaning specified therefor in
Section 5.19.

               "Administrative Agent" has the meaning specified therefor in the preamble to this Agreement.

               "Advances" has the meaning specified therefor in Section 2.1(a).

               "Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

               "Agent-Related Persons" means the Administrative Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

               "Agent's Account" means the Deposit Account of Administrative Agent identified on Schedule A-1.

               "Agent's Liens" means the Liens granted by Borrower or its Subsidiaries to Administrative Agent under the Loan Documents.

               "Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.

               "Allied" means AC Finance LLC, a Delaware limited liability company and its Affiliates.

               "Amortization Shortfall" has the meaning specified therefore in
Section 2.2(d).

               "Assignee" has the meaning specified therefor in Section 13.1(a).

               "Assigning Lender" has the meaning specified therefore in Section 13.1(h).

               "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

               "Authorized Person" means any officer or employee of Borrower.

               "Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

               "Bank Product" means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services,
(c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

               "Bank Product Agreements" means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

               "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower or its Subsidiaries are obligated to reimburse to Administrative Agent or any member of the Lender Group as a result of Administrative Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

               "Bank Product Provider" means Wells Fargo or any of its Affiliates.

               "Bank Product Reserve" means, as of any date of determination, the lesser of (a) $1,000,000, and (b) the amount of reserves that Administrative Agent has established (based upon the Bank Product Providers' reasonable determination of the credit exposure of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, that in order to qualify as Bank Product Reserves, such reserves must be established on or prior to the date that the Bank Product Provider provides the applicable Bank Products.

               "Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

               "Base LIBOR Rate" means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

               "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

               "Base Rate Loan" means the portion of the Advances or the Term Loans that bears interest at a rate determined by reference to the Base Rate.

               "Base Rate Margin" means 0.75 percentage points.

               "Base Rate Term Loan B Margin" means 2.75 percentage points.

               "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six (6) years.

               "Board of Directors" means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

               "Borrower" has the meaning specified therefor in the preamble to the Agreement.

               "Borrowing" means a borrowing hereunder consisting of Advances (or term loans in the case of Term Loans) made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of a Protective Advance.

               "Borrowing Base" means, as of any date of determination, the result of:

               (a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

               (b) the lesser of

                    (i) $5,000,000, and

                    (ii) 25% of the book value of Eligible Inventory, minus

               (c) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Administrative Agent under Section 2.1(b).

               "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

               "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

               "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

               "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

               "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

               "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

               "Cash Management Account" has the meaning specified therefor in
Section 2.7(a).

               "Cash Management Agreements" means those certain cash management agreements dated as of the Original Closing Date, in form and substance satisfactory to Administrative Agent, each of which is among Borrower or one of its Subsidiaries, Administrative Agent, and one of the Cash Management Banks.

               "Cash Management Bank" has the meaning specified therefor in
Section 2.7(a).

               "Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 36% or more of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

               "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Administrative Agent sends Borrower a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.

               "Code" means the New York Uniform Commercial Code, as in effect from time to time.

               "Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

               "Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Administrative Agent.

               "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

               "Commitment" means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Administrative Agent.

               "Consolidated TTM EBITDA" means as of any date of determination, EBITDA for the 12-month period most recently ended.

               "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

               "Control Agreement" means a control agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower or one of its Subsidiaries, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

               "Copyright Security Agreement" has the meaning specified therefor in the Security Agreement.

               "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

               "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

               "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

               "Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

               "Deposit Account" means any "deposit account" (as that term is defined in the Code).

               "Designated Account" means the Deposit Account of Borrower identified on Schedule D-1.

               "Designated Account Bank" has the meaning specified therefor in Schedule D-1.

               "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 365 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower's Accounts during such period, by (b) Borrower's billings with respect to Accounts during such period.

               "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.0%.

               "Dollars" or "$" means United States dollars.

               "EBITDA" means, with respect to any fiscal period, Borrower's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization, and non-cash extraordinary losses for such period, in each case, determined on a consolidated basis in accordance with GAAP.

               "ECF Recapture Amount" means an amount equal to (a) the Term Loan B Amount divided by 7 less (b) the aggregate amount of payments of the Term Loan B made by Borrower pursuant to Section 2.2(c) in the prior fiscal year.

               "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent's Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

               (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

               (c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

               (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

               (e) Accounts that are not payable in Dollars or Canadian Dollars or, with respect to Eligible Foreign Accounts, Canadian Dollars or Euros,

               (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in Canada or the United States, or
(ii) is not organized under the laws of Canada or the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent, or (z) the Account is an Eligible Foreign Account,

               (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

               (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts; provided, however, that as to Lockheed Martin Corporation, Finmeccanica Spa., Boeing Corporation and any individual unit of the government of the United States, a percentage limitation of 20% (in lieu of 10%) shall apply (such percentages, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

               (i) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

               (j) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Administrative Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

               (k) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

               (l) Accounts that are not subject to a valid and perfected first priority Agent's Lien,

               (m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or

               (n) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

               "Eligible Foreign Account" means (a) an Account created by Borrower with respect to which the Account Debtor does not maintain its chief executive office in Canada or the United States or is not organized under the laws of Canada or the United States; provided, that either (i) such Account is supported by an irrevocable letter of credit (in form and substance reasonably satisfactory to Administrative Agent) issued or confirmed by, and payable at, a bank having a place of business in the United States of America, that has been delivered to Administrative Agent and is directly drawable by Administrative Agent or (ii) the applicable Account Debtor has unsecured debt rated "investment grade" by either Moody's or S&P and (b) an Account with respect to which the Account Debtor is either Finmeccanica, Spa., or European Aeronautic Defence and Space Company, so long as, with respect to (a) and (b) above, (x) such Account is not otherwise ineligible in accordance with the definition of "Eligible Accounts" and (y) the aggregate amount of such Accounts (other than Accounts supported by irrevocable letters of credit as described in clause (a)(i) above) does not exceed $4,000,000; provided, however, that any Account with respect to which the Account Debtor is Airbus S.A.S. shall not be included as an Eligible Foreign Account until receipt by Administrative Agent of a Non-contravention Opinion.

               "Eligible Inventory" means Inventory consisting of finished goods held for sale, work-in-process, raw materials, or goods that constitute spare parts, in the ordinary course of Borrower's business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent's Permitted Discretion to address the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

               (a) Borrower does not have good, valid, and marketable title thereto,

               (b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location),

               (c) it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

               (d) it is not subject to a valid and perfected first priority Agent's Lien,

               (e) it consists of goods returned or rejected by Borrower's customers, or

               (f) it consists of goods that are obsolete or slow moving, restrictive or custom items, packaging and shipping materials, supplies used or consumed in Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

               "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Lender or Affiliate (other than individuals) of any Lender, including a fund or account managed by any Lender or an Affiliate of any Lender or its investment manager (a "Related Fund"), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Administrative Agent and Borrower (which approval of Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Administrative Agent.

               "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

               "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

               "Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

               "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

               "Equipment" means "equipment" (as that term is defined in the Code).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

               "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section

414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

               "Event of Default" has the meaning specified therefor in Section
7.

               "Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Administrative Agent in its Permitted Discretion.

               "Excess Availability Shortfall" has the meaning set forth in
Section 2.4(d)(iv) of the Agreement.

               "Excess Cash Flow" means, as of any date of determination, the result of (a) EBITDA for the immediately preceding fiscal year, minus (b) the sum of (i) interest payments made in cash during such period on any Indebtedness of Borrower permitted hereunder, (ii) principal payments made in cash during such period on any Indebtedness of Borrower permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments),
(iii) Capital Expenditures made in cash during such period, (iv) payments of Taxes made in cash during such period, (v) with respect to Borrower's fiscal year ended March 31, 2007, environmental remediation payments actually made in such fiscal year in an aggregate amount not to exceed $1,100,000, and (vi) with respect to Borrower's fiscal year ended March 31, 2007, settlement payments actually made in such fiscal year in respect of the United States Attorneys' investigation of Borrower's Breeze Eastern division, in an aggregate amount not to exceed $600,000.

               "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

               "Extraordinary Receipts" means any cash received by Borrower or any of its Subsidiaries not in the ordinary course of business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions,
(c) proceeds of insurance (including key man life insurance and business interruption insurance, but excluding any casualty insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments, (g) 100% of the cash proceeds received from the sale of Borrower's real property and improvements located in Glen Head, New York, net of any reasonable costs incurred in connection with the sale and all payments required to be made by Borrower in connection with the remediation of the property in an amount not to exceed $2,400,000, as more fully described on Schedule R-2, (h) 100% of the cash proceeds received from the sale of the real property and improvements owned by Retainers, Inc. located at 57 Cordier Street, Irvington, New Jersey, net of any reasonable costs incurred in connection with the sale, and (i) any purchase price adjustment received in connection with any purchase agreement.

               "Facility Limiter Amount" means (a) at any time prior to and including March 31, 2007, 3.75 times Consolidated TTM EBITDA; (b) for the period commencing April 1, 2007 through and including March 31, 2008, 3.50 times Consolidated TTM EBITDA; (c) for the period commencing April 1, 2008 through March 31, 2009, 2.75 times Consolidated TTM EBITDA; and (d) at all times after March 31, 2009, 2.25 times Consolidated TTM EBITDA.

               "Fee Letter" means that certain fee letter between Borrower and Administrative Agent, in form and substance satisfactory to Administrative Agent.

               "Fixed Charges" means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period.

               "Fixed Charge Coverage Ratio" means, with respect to Borrower and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

               "Funding Date" means the date on which a Borrowing occurs.

               "Funding Losses" has the meaning specified therefor in Section 2.13(b)(ii).

               "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

               "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

               "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

               "Government Contract" means a contract for the sale of goods by Borrower to the United States of America or any agency, department or division thereof.

               "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

               "Hedge Agreement" means any and all agreements or documents now existing or hereafter entered into by Borrower or any of its Subsidiaries (so long as such agreements are not entered into for speculative purposes) that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's or any of its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

               "Holdout Lender" has the meaning specified therefor in Section 14.2(a).

               "Inactive Subsidiaries" means, collectively, (a) TT Connecticut Corporation, (b) TT Minnesota Corporation, (c) Retainers, Inc., (d) SSP Industries, (e) TTERUSA, Inc., (f) Rancho TransTechnology Corporation, (g) SSP International Sales, Inc., (h) TransTechnology International Corporation, a United States Virgin Islands corporation, (i) TransTechnology International Corporation, a Delaware corporation, and (j) TransTechnology Germany GmbH.

               "Indebtedness" means, as applied to any Person, contingent or otherwise, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices),
(f) all obligations of such Person owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

               "Indemnified Liabilities" has the meaning specified therefor in
Section 10.3.

               "Indemnified Person" has the meaning specified therefor in
Section 10.3.

               "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

               "Interest Expense" means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

               "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

               "Inventory" means "inventory" (as such term is defined in Article 9 of the Code).

               "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

               "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

               "Issuing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Administrative Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

               "L/C" has the meaning specified therefor in Section 2.12(a).

               "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

               "L/C Undertaking" has the meaning specified therefor in Section 2.12(a).

               "Lead Arrangers" has the meaning set forth in Section 15.20.

               "Lender" and "Lenders" have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

               "Lender Assignment" means one or more Assignment and Acceptance Agreements executed and delivered immediately prior to the effectiveness of this Agreement by the Administrative Agent and Original Lenders and the Lenders.

               "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and the Administrative Agent.

               "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Administrative Agent in connection with the Lender Group's transactions with Borrower or its Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Uniform Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisals (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Administrative Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Administrative Agent resulting from the dishonor of checks,
(e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Administrative Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or in the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower or any of its Subsidiaries, (h) Administrative Agent's and each Lender's reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating (including rating the Term Loans), or amending the Loan Documents, and (i) Administrative Agent's and each Lender's reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

               "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

               "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

               "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

               "LIBOR Deadline" has the meaning specified therefor in Section 2.13(b)(i).

               "LIBOR Notice" means a written notice in the form of Exhibit L-1.

               "LIBOR Option" has the meaning specified therefor in Section 2.13(a).

               "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

               "LIBOR Rate Loan" means each portion of an Advance or the Term Loans that bears interest at a rate determined by reference to the LIBOR Rate.

               "LIBOR Rate Margin" means 1.75 percentage points.

               "LIBOR Rate Term Loan B Margin" means 4.75 percentage points.

               "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

               "Loan Account" has the meaning specified therefor in Section
2.10.

               "Loan Documents" means the Agreement, the Mortgages, the Bank Product Agreements, the Borrowing Base Certificate, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Letters of Credit, the Mortgages, the Perfection Certificate, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Borrower, any of its Subsidiaries, and the Lender Group in connection with the Agreement.

               "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower's and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries.

               "Material Contract" means, with respect to any Person, (i) each contract or agreement listed on Schedule M-1, (ii) each contract or agreement entered into after the Closing Date to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more in any fiscal year of Borrower (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (iii) any other contract or agreement, whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.

               "Maturity Date" has the meaning specified therefor in Section
3.3.

               "Maximum Revolver Amount" means $10,000,000.

               "Moody's" has the meaning specified therefor in the definition of Cash Equivalents.

               "Monthly Period" means a four (4) or five (5) week period of which there are twelve (12) such periods during the fiscal year of Borrower, determined based upon a 52-week accounting period.

               "Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Administrative Agent, in form and substance satisfactory to Administrative, that encumber the Real Property Collateral.

               "Net Cash Proceeds" means:

               (a) with respect to any sale or disposition by Borrower or any of its Subsidiaries of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Administrative Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and

               (b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii)taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

               "Non-contravention Opinion" means an opinion from Borrower's counsel, in form and substance satisfactory to Administrative Agent, providing that the execution and performance of the Loan Documents does not conflict with, constitute a violation of, result in a breach of any provision of, constitute a default under, or result in the creation of any Lien or encumbrance (other than Permitted Liens) upon any of the property or assets of Borrower pursuant to the contract giving rise to such Account

               "Obligations" means (a) all loans (including the Term Loans), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents, or by law, or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

               "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control, and any successor thereto.

               "Original Closing Date" means November 10, 2004.

               "Original Lenders" has the meaning set forth in the recitals of this Agreement.

               "Original Credit Agreement" has the meaning set forth in the preamble to this Agreement.

               "Original Term Loan A" means the "Term Loan A" made pursuant to and as defined in the Original Credit Agreement.

               "Original Term Loan B" means the "Term Loan B" made pursuant to and as defined in the Original Credit Agreement.

               "Original Term Loan C" means the "Term Loan C" made pursuant to and as defined in the Original Credit Agreement.

               "Original Term Loan Outstanding Amount" has the meaning set forth in Section 2.2(a).

               "Original Term Loans'" means collectively, Original Term Loan A, Original Term Loan B, and Original Term Loan C.

               "Originating Lender" has the meaning specified therefor in
Section 13.1(e).

               "Overadvance" has the meaning specified therefor in Section 2.5.

               "Participant" has the meaning specified therefor in Section 13.1(e).

               "Participant Register" has the meaning specified therefor in
Section 13.1(i).

               "Patent Security Agreement" has the meaning specified therefor in the Security Agreement.

               "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

               "Perfection Certificate" means the perfection certificate form submitted by Administrative Agent to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Administrative Agent.

               "Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

               "Permitted Dispositions" means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (e) those items listed on Schedule 6.4.

               "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, and (e) those items listed on Schedule 6.12.

               "Permitted Liens" means (a) Liens held by Administrative Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-1; provided, that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h) Liens on amounts deposited in connection with obtaining worker's compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not (i) materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens.

               "Permitted Protest" means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent's Liens.

               "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $250,000.

               "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

               "Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

               "Pro Rata Share" means, as of any date of determination:

               (a) with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

               (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

               (c) with respect to a Lender's obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A, the percentage obtained by dividing (y) such Lender's Term Loan A Commitment, by (z) the aggregate amount of all Lenders' Term Loan A Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term A Loan by (z) the principal amount of the Term Loan A,

               (d) with respect to a Lender's obligation to make the Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender's Term Loan B Commitment, by (z) the aggregate amount of all Lenders' Term Loan B Commitments, and (ii) from and after the making of the Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term Loan B by (z) the principal amount of the Term Loan B, and

               (e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment plus the outstanding principal amount of such Lender's portion of the Term Loans, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loans; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender's portion of the Term Loans, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loans.

               "Protective Advances" has the meaning specified therefor in
Section 2.3(d)(i).

               "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

               "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

               "Rating Agencies" has the meaning specified therefor in Section 2.16.

               "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

               "Real Property Collateral" means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower or its Subsidiaries.

               "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

               "Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Administrative Agent's reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

               "Register" has the meaning set forth in Section 13.1(h).

               "Registered Loan" means any loan recorded on the Register pursuant to Section 13.1(h).

               "Related Fund" has the meaning set forth in the definition of Eligible Transferee.

               "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

               "Replacement Lender" has the meaning specified therefor in
Section 14.2(a).

               "Report" has the meaning specified therefor in Section 15.17.

               "Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $2,000,000.

               "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (e) of the definition of Pro Rata Shares) exceed 50%; provided that (a) so long as WFF and its Affiliates hold not less than 50% of the sum of (i) the Revolver Commitment (or if the Revolver Commitment has been terminated or reduced to zero, the then extant Revolver Usage), and (ii) the Term Loan A Commitment (or, from and after the making of Term Loan A, the aggregate unpaid principal amount of Term Loan A), "Required Lenders" shall include WFF, and (b) so long as Allied and its Affiliates hold not less than 50% of the Term Loan B Commitment (or, from and after the making of the Term Loan B, the aggregate unpaid principal amount of the Term Loan B), "Required Lenders" shall include Allied.

               "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

               "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               "Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

               "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

               "S&P" has the meaning set forth in the definition of Cash Equivalents.

               "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index/html, or as otherwise published from time to time.

               "Sanctioned Person" means (a) a Person named on the list of Specially Designed Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or
(iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

               "SEC" means the United States Securities and Exchange Commission and any successor thereto.

               "Securities Account" means a "securities" account (as such term is defined in Article 8 of the Code).

               "Securitization" has the meaning specified therefor in Section 2.16.

               "Securitization Liabilities" has the meaning specified therefor in Section 2.16.

               "Securitization Parties" has the meaning specified therefor in
Section 2.16.

               "Security Agreement" means an amended and restated security agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower to Administrative Agent.

               "Settlement" has the meaning specified therefor in Section 2.3(e)(i).

               "Settlement Date" has the meaning specified therefor in Section 2.3(e)(i).

               "Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

               "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

               "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

               "Swing Lender" means WFF or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b).

               "Swing Loan" has the meaning specified therefor in Section
2.3(b).

               "Taxes" has the meaning specified therefor in Section 15.11(a).

               "Temporary Reserve" has the meaning set forth in Section 2.4(d)(iv) of the Agreement.

               "Term Loan A" has the meaning specified therefor in Section
2.2(a).

               "Term Loan A Amount" means $20,000,000.

               "Term Loan A Commitment" means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               "Term Loan B" has the meaning specified therefor in Section
2.2(b).

               "Term Loan B Lender" has the meaning specified therefor in the preamble to this Agreement.

               "Term Loan B Amount" means $20,000,000.

               "Term Loan B Commitment" means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               "Term Loans" has the meaning set forth in Section 2.2(c).

               "Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               "Trademark Security Agreement" has the meaning specified therefor in the Security Agreement.

               "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

               "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

               "United States" means the United States of America.

               "Voidable Transfer" has the meaning specified therefor in Section 16.6.

               "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

               "WFF" means Wells Fargo Foothill, Inc., a California corporation and its Affiliates.